Exhibit 99.2

Thomas Group Inc.

First Quarter 2007 Results Earnings Conference Call

April 26, 2007

11:00 a.m. ET

Operator.

Excuse me everyone, we now have our speakers in conference.  Please be aware that each of their lines is in a listen-only mode.  At the conclusion of the presentation, we will open the floor for questions.  At that time, instructions will be given as to the procedure to follow if you would like to ask a question.  I would now like to turn the conference over to Mr. Michael Barhydt.  You may begin.

MICHAEL BARHYDT - THOMAS GROUP

Thank you, Jade.  Good morning. This is Mike Barhydt with Thomas Group welcoming you to the first quarter 2007 earnings conference call for Thomas Group of Irving Texas.  Representing Thomas Group today are Jim Taylor, President and Chief Executive Officer, and David English, Chief Financial Officer.

Following management’s comments there will be a question-and-answer session.  Thomas Group’s first quarter 2007 earnings announcement was released yesterday, April 25th.  If you did not receive this release, please call our office at 800-826-2057, dial extension 4438, and we will fax or email you a copy of the release.  That number again is 800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward-looking information.  Statements in this discussion that are not strictly historical are forward-looking statements which should be considered as subject to the many uncertainties that exist in the company’s operations and business environment.

These uncertainties which include economic and business conditions that may impact clients in the company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors and the like are set forth in the company’s filings from time to time with the Securities and Exchange Commission, including the company’s form 10-K for the year ended December 31st, 2006.

Except as required by law, the company expressly disclaims any intent or obligation to update any forward-looking statements.  Next speaking is Jim Taylor, President and Chief Executive Officer of Thomas Group.  Jim.

JIM TAYLOR - THOMAS GROUP - CEO

Thanks, Mike, and good morning to all of you.  When you compare our results, apples to apples, so to speak, you will hear this morning that Thomas Group has experienced a very good first quarter.  Our first quarter reflects what I believe is the stair step growth pattern you have seen from us in over the past two years.

We have doubled our revenue since 2004 by growing organically.  This growth has come as we gained business, assimilate new resultants into our company and then grow again.  Revenue grew by 44 percent in ‘05 and 38 percent in 2006, which is basically the doubling of our revenue in this past few years.  However, our revenue has been relatively level since the third quarter of ‘06.  We are on that plateau that I spoke about earlier, on this stair step to growth.  The 50 percent gross margins we achieved during the first quarter evidence our strong commitment to profitable growth in Thomas Group.

As you know, we diligently maintain high utilization of our revenue resultant work force.  We only add resultants when revenue increases are imminent.  Although we are always interviewing new talents and we always keep a pool of potential candidates available, we did not significantly add to our resultant workforce during the first quarter.  Our industry continues to grow at about 6 percent per year.  Many of our competitors are growing through acquisitions.  Our current strategy, however, is to maintain profitable organic growth.  We have been successful in recent years exceeding the industry growth average.

As we continue to rebalance our industry mix between government and commercial, our client base will diversify and our rate of growth may flow from the 30 to 40 percent annually over the last two years.  However, our diligent determination and our approach to profitable growth will enable us to continue to generate cash for reinvestment, both into our company and back to the shareholders.

As you know, we are one of the few consulting firms out there which pays a dividend.  Our government sales team continues to make in roads into new areas of the navy and with contacts in the air force.

As I mentioned in our previous conference call, we recently hired Thad Wolf during the first quarter to head up our air force initiative.  Thad continues to meet our expectations in his early development and comes to us with 31 years experience in the air force, serving in operational command and staff positions.  Thad comes to Thomas Group most recently as a senior vice president and corporate account manager from SAIC.

We believe Thad brings to us the attributes that create successful selling efforts at Thomas Group.  Industry expertise, in this case, military, prior experience, selling and tangibles, specifically consulting services and the senior level experience needed to convey our solutions to other senior level people at the clients.

We continue to grow our business into new sections of the navy with the completion of an assessment in the Navy SEALs area at the end of 2006.  This assessment resulted in a new program in 2007 which we announced in January.  This program will bring $3.2 million in revenue in 2007.

In addition, we recently announced a $19.1 million dollar extension of our largest single program, Naval Aviation Enterprise which takes us through October of 2007 on this program.  In commercial areas we continued our engagements with Amtrak, along with others and we continued to target past clients as a source of revenue.  We continue our commercial efforts to be in transportation, health care, technology and retail, and where we have demonstrated strong prior experiences.

As discussed in our year end conference call, we see increased competition in the government sector and we will continue to expand our involvement with other consulting firms on contracts where multiple solutions are being delivered to the government with Thomas Group providing the process improvement solution as one of the deliverables.  In addition, we will continue to focus on expanding government business in other sectors such as the air force and other areas outside the Department of Defense.  And now here’s David English.

DAVID ENGLISH - THOMAS GROUP - CFO

Thank you, Jim.  Revenue for the first quarter of 2007 was $14.9 million compared to $13.3 million for the first quarter of 2006.  Of the $1.6 million dollar increase, approximately one million is attributable to US government business and the remaining $0.6 million is attributable to the commercial business.

For the first quarter 2007 US government clients comprised 89 percent of our total revenue and commercial clients represent 11 percent of total revenue.  Gross profit margins were 50 percent in the first quarter of 2007, compared to 48 percent for the first quarter of 2006.  This increase is attributable to higher utilization of our resultants, however, we continue to believe that future gross margins of 48 to 50 percent are appropriate under our current business model.

SG&A costs for the first quarter were $4.7 million, compared to $3.4 million in the first quarter of 2006.  This increase of $1.3 million is primarily attributable to $0.7 million in nonrecurring legal and accounting costs primarily related to the stock option review and work on our compliance with the internal control reporting requirements of Sarbanes-Oxley section 404 and $0.6 million in compensation accruals.  These additional accruals consist of $0.3 million in non-cash stock based compensation and $0.3 million in performance based cash incentives.

Our effective income tax rate increased to 39 percent in 2007, compared to 28 percent in 2006.  We reversed a portion of our deferred tax valuation allowance in the first quarter of ‘06 which created a tax benefit of 3 cents per diluted share in that quarter.

Net income for the first quarter of 2007 was $1.8 million or $0.16 cents per diluted share compared to $2.1 million or $0.20 cents per diluted share in the first quarter of 2006.

The fact that we are fully taxed in 2007 along with the 5 cent per share for the stock option review cost mentioned earlier creates an 8 cent per share difference between ‘06 and ‘07.  Therefore, if you exclude the option review costs, our true pretax earnings from day-to-day operations increased 15 percent from 2006.  The net change in our cash position during the first quarter was $4.1 million increase. We generated $5.8 million from operating activities primarily from the collection of accounts receivable and from profits.  We then used $0.6 million for improvements to our training facility at our headquarters here in Dallas and used $1.1 million to pay dividends.

Although we have not utilized our $5.5 million dollar line of credit since June 9th of 2005, we continue to have availability and will use it if needed for growth.

During the first quarter of 2007, we signed $15.3 million of new and extended business, compared to $22.3 million for the first quarter of 2006.  This decease relates primarily to the timing of the funding of our various long term government contracts.  Backlog at March 31st, 2007, was $15.6 million all contracted for 2007.  Backlog does not include non-funded option years of existing projects.  Backlog may not always represent the full scope of the client’s commitment to Thomas Group but it does conference call represent the portion that’s been contracted for in writing.

On April 19th we announced the exercise of option year 2 of our naval aviation enterprise contract.  This option year totals $19.1 million and runs from November, 2006, to October, 2007.

Of the $19.1 million total value, $4.5 million was earned in the fourth quarter of ‘06, and $5.4 million was earned in the first quarter of 2007.  At March 31st, 2007, the Navy had not yet funded the work beyond March, therefore nothing is included in backlog for this contract at the end of the first quarter.

Now I will turn the call over to our moderator for any questions you might have.

Operator.

Thank you, sir.  At this time we will open the floor for questions. Our first question is from Collin Gillis.

<Q>:  Good morning everyone.  Thank you for taking my questions.

<A>:  Look forward to it.

<Q>:  Jim, can you just talk about the particular verticals that you are targeting to drive more commercial business.

<A>:  Well, as I mentioned we’re focusing on four or five.  We also will not pass up an opportunity.  As many of you know, we like to think of ourselves as industry agnostic, although that sometimes becomes a difficult sale in specific industries, and to offset that we have hired what we will call subject matter experts, people experienced in certain industries.  And to that regard, we have gone into health care.  Not just from the provider or hospital standpoint, but also in the whole process of the employer to the insurer, to the provider, to the pharmacy.  And we’re looking at that whole process.  And to that end, we’ve worked with GDAHC, which is the Greater Detroit Area Health Council, we worked with Pfizer, we have also done work in the medical device side which is Boston Scientific and others.

In transportation, we have focused over the years and continue to focus heavily in this area because it’s usually heavily laden with fixed assets and labor intensive.  And that includes the airline industry as well as the rail industry, and in the past couple of years our targets have included in clients companies like Burlington Northern, Alstom, Bombardier, and more currently right now Amtrak.

We have worked with the retail industry and we have worked with clients in the past here both in Asia and the supply chain side of the retail side, the garment industry, with clients like Esquel gel and others in Asia and more recently with clients like Healy, the people with the wheel and the tennis shoe type people and we work in that area.

We’ve worked in technology, and I’ll be much more specific.  A lot in the semiconductor area.  For those of you who don’t know Thomas Group really got some of its genesis out of the semiconductor industry back in the mid and late ‘70s with clients like Cyprus Semiconductor, TI and others, and we continue to work with companies like that and currently with companies like Cree research and others in that area.

Those are four main areas of emphasis, but like I say, we are targeting others as well of opportunity and those could include some manufacturing as well as distribution.

<Q>:  Got it.  That’s great.  So is it possible to give any color as to the head count at year end for 2007 in terms of resultants, and how many of these resultants might be more focused in on subject matter?

<A>:  I would say that roughly our number is about 119, 120 resultants who are out there on programs, and of those subject matter people we might again look and say somewhere to six to ten people.

<Q>:  Okay.  Got it.  Great.  And just thinking about marketing expense could you give us a sense of what your thoughts are in terms of the level of marketing spend that you are at, whether you want to increase that to drive more brand awareness or whether that’s the correct level right now?

<A>:  You have been listening into some of our meetings here recently.  Here is what we have done, and let me position marketing.  We have spent a considerable effort and time since probably late November until the first of March putting out a new website which I hope all of you have had a chance to go see and look at, and please give us your feedback.  We think it’s a world class website but to that end the results are so to speak in the pudding.  And what we have found is that when you start to do word searches on the Internet and look up things and let’s just take one cycle time, you find that on Yahoo!, Thomas Group comes right to the stop, very first.  We are getting pull signals rather than a pushing in our marketing.  People are going to our website, searching the Web and coming to Thomas Group by saying tell me more, I want more information.  That’s been extremely effective and we have several now targeted clients who started the process by calling us asking us for more information.  So we have finished that.

We have also just finished our annual report and that was gone to the printers and most all of you should be getting your copies here in the next couple of weeks.  We will be coming out in the next two weeks with our second round of our Knowledge Leadership magazine.  And if you haven’t received the first copy or would like to get on the mailing list, contact us.  This is a very good magazine focusing on leadership qualities, and it’s an interview process with leading businessmen and women around the country.  And in the coming issues we not only have some authors of many of the books that you probably are currently reading in business, but we have military leaders as well as industry leaders in the magazines.  So that’s where we have spent our last four to six month effort in developing marketing.

Going forward, we are targeting our verticals that I just mentioned in selected marketing and positioning ourselves to more meet their needs.  We’re writing technical papers, we’re putting them in journals, we’re lecturing, we are speaking, we are expanding our relationships with the University of Wartman putting on seminars and CEO roundtable discussions, et cetera, and that’s where you’re going to see our marketing going forward.

As far as spend, you know, we do have budgets set aside for it, but we are seeing and as we do in our industry and our culture, we are measuring our effectiveness.  How effective is our marketing in getting our message out to people.  And as we find success we’re expanding it.

As an example, in Europe where I have mentioned we have recently won a small assessment, we have been doing a direct mail campaign and on to very selected few people and we have gotten significant response.  We are going to try a variation of that here in the United States and see how effective that is as well.

<Q>:  Okay.  Great.  Thank you.

Operator.

Our next question comes from Chris Campbell.

<Q>:  Good morning, guys.

<A>:  Good morning.

<Q>:  Jim, the last conference call you discussed that you expect to grow the business over time, and yet as you mention the top line revenue has been flat now for a while.  What do you see that gives you confidence in the future growth of the business in the short and long term?

<A>:  What I see is probably three things, Chris.  One, our track record now of doubling this business in two years.  As all of you will recall two and three years ago that was the original goal, that was our hits down approach and that continues to be our focused approach is growing this business.  But you also recall that we are a bottom line driven company.  We are looking for getting the right margins and the right earnings per share out there and performing.  So we don’t chase every single dollar out there without looking at what it’s going to contribute to the company.

Second, I’d look at our methodology, our people who deliver that methodology, and I’m more comforted than ever that we have a message that the industry needs, we just need to make more people aware of our methodology and our high caliber of people.  And we’re going to be doing that here over the next couple of years through knowledge leadership both in articles, seminars, lectures and teaching.

And third, it’s going around the country and talking to CEOs and management groups and hearing what their dilemmas are.  The fact that the consulting industry hasn’t come up with a new whiz bang fashion item that’s going to solve your problems and the fact that people have used tools that they have read about, i.e., 6 Sigma, 6 Sigma lean, some of these others and they are not getting the results they thought they were, that our methodology of process value management that incorporates those and other tools are coming pack and saying help us, how do we get the results we wanted.

So all those things considered let me believe that we have a continued growth of this company for the next few years.

<Q>:  You had just mentioned earlier in the call that some of your competitors have been growing by acquisition and you know obviously you all have capitalized on government business and the commercial business that’s been slower to grow.  Are there any opportunities out there where someone has an existing corporate business that could benefit from the capital resources of Thomas Group and what’s your methodology as far as potentially looking at companies like that?

<A>:  Well, right now the direction by the board has been by organic growth.  Certainly we would consider an opportunity if it presents itself to go do that, but with our resources that we have, the direction has been to continue to grow organically and to expand in areas that we currently are offering.  So that might be in the ideas of more subject matter or specific point solution as to an overall company resolution.  We are doing that, taking smaller programs and doing that.  So I think short term we continue to focus on organic growth but I’m sure we would all consider an opportunity if it presented itself.

<Q>:  Okay.  Thank you.

Operator.

Thank you.  Our next question comes from Mark Jordan.

<Q>:  Good morning, gentlemen.

<A>:  Good morning.

<Q>:  Given the flattish sequential growth in the commercial business in Q1, is there some seasonality to the start of new business or does - or is there any concern you have for that sort of lull in growth in the first quarter?

Secondly, do you have any generic goal as to what type of magnitude of growth you should see this year in the commercial business say versus the $4.6 million you did in ‘06?

<A>:  Part of the problem and when you are the size that we are and we look at commercial companies and I’ll just give you a couple of specifics so you can all have a better way of evaluating some of the things we face, we have gone into past clients and we have reintroduced ourselves.  A shortfall in our culture was not staying connected to our past clients.  We are remedying that.  As a result, we are getting strong interest of us coming back in and helping them.

I can think of three examples that we have right now where past clients have done an acquisition or have done a recent management change and they all say we want you to come help but we need 30, 60, 90 days to assimilate, get on the ground, get people reintroduced, let the new people get comfortable in their jobs, et cetera.  All those things have happened in the first quarter that we did not anticipate in the fourth quarter of last year.  Those targets are still there, those clients still say they are going to retain us, and those clients are still very close in what we can deliver results to them, but the frustration comes that clients will buy our services when they are ready, not when we are ready to sell them to them.

So we need to broaden our pipeline to pick up more path finds and that’s exactly what we are doing.  We have expanded our commercial sales force with more experienced people, groups to focus on specific industries like I just mentioned, including one that we haven’t spent a lot of time targeting, although we have spent a lot of time giving results to, and that’s been the Equity Group, the private equity groups who have holdings in operating companies around the country.  We have a history of delivering results for those people, but we never focused our marketing on reaching those people and now we’re doing our efforts to introduce ourselves to them and how we can open up their portfolios and give them a faster return on what they are trying to do.

If we can take some of these efforts along with the marketing I have previously, I think we ought to see, you know, a significant double digit growth in commercial this year.  And that’s what we are trying to achieve.

<Q>:  Okay.  A question related to the April signing of the incremental Navy business with the aviation group.  In that you stated $9.8 million was for I think the first five months ending, March and then you mention a $19.1 million dollars.  Is that for the incremental 7 months or is that the total and therefore the $9.8 is a subset of the $18 or $19.1?

<A>:  The latter, the $19.1 million is the full annual value of the contract.  We have already recognized $9.8 of that in Q4 and Q1.  At this point, they have funded April, so we have earned April, and the funding will come from the -- for the remaining as it comes, it’s just a matter of paperwork.

<Q>:  Okay.  Final question, looking kind of longer term, as I understand it you are looking for, you know, the lower gross margins of 48 to 50 percent range versus higher that you achieved in ‘06, and that is in part because of need for I guess building up a bench so you can be more responsive and also some incremental marketing activities.  Is that an appropriate gross margin that we should look for longer term or is this a transitional term or should we look at that if you’re going out to the ‘08, ‘09 time frames that this should really be the long that you should work in.

<A>:  I really think that’s probably more in the longer term gross margin rate you’re going to look at.  We are continuing to try to find a way through incentives, performance, contracts in addition to our fixed fees to keep that margin up or even higher but for a planning and looking forward type thing I would look more to the 48 to 50 percent.

<Q>:  Okay.  Final question, just on the dividends obviously you may a meaningful one.  Does the board have a strategy as to where the dividends might go over time as you grow your earnings base?

<A>:  Well, I think we continue as a board to look at the liquidity of the company.  We are looking at the best use of the cash and the first step is to reinvest it in the future growth of the company as that is put in there as the remaining amount is looked for what other alternatives to get a return on that money if it’s not readily available then the logic of the board is to give it out to the shareholders and that’s what we have been doing the pass few quarters.

I think we will keep evaluating that alternative if we see an expansion within the company that makes sense, we certainly will put the money to use, but we’re always looking to keep a good liquidity and then take the remaining amount and put it to use to the shareholders.

<Q>:  Thank you very much.

Operator.

Thank you.  Our next question comes from Tom Maguire.

<Q>:  Good morning, Tim, good morning, David, how are you guys?

<A>:  Good morning, Tom, doing fine.

<Q>:  I’d like to start off by borrowing a statement from Yogi Berra that says it seems like it’s deja vu all over again.  And what I mean by that is I have owned your stock for a long time, I first bought it armed four or five bucks on the way down to 30 cents.  And since then I have enjoyed this tremendous turn around and tremendous return on my investment.  But recalling the downturn, I remember that there was a period I think it was ‘02 to - 2002 to 2004 where you were stabilizing your business and quarter in quarter out you were are $7 to $8 million in revenues.  And during that timeframe you reported modest profitability and then I think you came out with an ‘04 annual report and said you know, we have done, we have stabilized our business, we are now ready to grow, and then as you mentioned earlier, you took off like a Roman candle for a couple years.

My question is now, is this current period analogous to that period I just pointed out and can you, for lack of a better term, can you flatline your revenues do you think at a $15 million dollar rate until your current growth initiatives take hold and then we get that second leg of growth, whenever that comes?  Is that something I should kind of count on?

<A>:  Let me see if I can answer this and Tom, if I don’t, then I’ll get refocused again.  Back in the ‘02, ‘04 period we had a loss of fixed costs, we had a lot of commitments we had a lot of things so to speak in the closet that we needed to clean up, and we had limited resources to do it.  In fact, some of us if you recall held multiple titles in this company while we tended to although solutions and tried to as you said stabilize the company and reposition it.  We positioned it and we took off with some significant growth.

When we did that, we also hired 70 approximately people over the next two years to assimilate them into it. We did it on a fast pace, we brought them in, we were very fortunate in our selection process but there’s a lot of things along the way that when you grow a consulting business that you would like to have training both in skill sets and delivering our results as well as training people for market expansion, looking for opportunities, client relationships, participation in the community, et cetera, et cetera, et cetera.  That takes time and to assimilate all 70 of those people across the current, it’s just a huge effort.

So I think as we did this, you’ll find us stair stepping saying that all right, we reached a plateau, we have hired all these people, where are we in training, where are we on development, where are we on market promotion?  We spent a lot of time, as I indicated on Websites and support literature and collateral, now we’re reading to go into the marketplace more aggressively again.  So I think you’re going to continue to see Thomas Group kind of do these stair step levels until we get to an order of magnitude where, you know, one or two or three contracts or programs don’t sway this company.

What size is that?  Probably $100 million, you know, to give or take.  Thomas Group is going to continue to do the stair step and grow and it may be a quarter or two or three, where you don’t see much growth and then all of a sudden we get into a new opportunity or a new vertical that grabs hold and we continue to expand again with our experienced people.  So I’m confident that that’s the direction this company will continue.

And to help that, going back to be my first statement, when we had a lot of fixed costs and commitment this company now finds itself in a much more variable cost format with no debt, no really fixed commitments other than maybe a lease and an ability to react and respond much more quickly than we ever have, I think, in our history of 30 years.  So I think the company now has taken a breath, has looked back at its stock options one of the probably last things we had to look at, found out that no significant impacts at all, and we’re ready to run forward again with an expanded management team.

<Q>:  Okay.  Good answer.  Just one quick follow-up then. is it safe for me to or count on that you will stay with a high utilization work force and you can maintain significantly good profitability while you undertake these growth initiatives?

<A>:  Yeah, I think it is.  That’s our culture now and our philosophy that we have put into the company.  In our high utilization and our growth margins are obviously linked together hand in hand, and we continue to watch it very closely our utilization and we may adjust our hiring practices to that end to keep our high margins and our high utilization.  But no, that’s what we are focusing on and that’s what we call a leading driver in our business of managing it.  A driving indicator is our utilization and our gross margins is our resulting indicator and that’s what we are doing here in this company.

<Q>:  Okay.  Thanks a lot.

Operator.

Thank you, sir.  As a reminder if you would like to ask a question, please press star 1 on your touch tone phone now.  Okay, sir, there are no further questions at that time.

MICHAEL BARHYDT - THOMAS GROUP.

Thank you, Jade.  The management of Thomas Group appreciates your participation in the call today.  If you need additional information, please do not hesitate to get in touch with you us.  If you miss any part of this call or have an associate who is not able to listen to the call, a replay line will be available by 5:00 p.m. central today and will run for 30 days.  US callers may call 877-919-4059, and international callers may call 334-323-7226. The conference call replay pass code is 87076133 followed by the pound sign.  Thank you again for your interest in Thomas Group and have a great day.